Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS

WARSAW, N.Y., January 30, 2025 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the fourth quarter and year ended December 31, 2024.

These results reflect the Company's previously disclosed balance sheet restructuring plan, which was executed in December following its successful and oversubscribed underwritten public common stock offering. As part of the restructuring, the Bank sold $653.5 million of available-for-sale ("AFS") investment securities, which resulted in a pre-tax loss on the sale of securities of $100.2 million in the fourth quarter. The after-tax impact of the loss of approximately $75 million was entirely funded by a portion of the capital raised through the Company's equity offering that was downstreamed to the Bank. The net proceeds from the pre-tax sale of the securities were reinvested into higher yielding, agency wrapped investment securities.

The Company reported a net loss of $65.7 million in the fourth quarter of 2024, compared to net income of $13.5 million in the third quarter of 2024 and net income of $9.8 million in the fourth quarter of 2023. After preferred dividends, net loss available to common shareholders was $66.1 million, or ($4.02) per diluted share, in the fourth quarter of 2024, compared to net income of $13.1 million, or $0.84 per diluted share, in the third quarter of 2024, and net income of $9.4 million, or $0.61 per diluted share, in the fourth quarter of 2023. The Company recorded a provision for credit losses of $6.5 million in the current quarter, compared to $3.1 million in the linked quarter and $5.3 million in the prior year quarter.

The Company reported a full year 2024 net loss of $24.5 million, compared to net income of $50.3 million in 2023. After preferred dividends, net loss available to common shareholders was $26.0 million, or ($1.66) per diluted share, for 2024 compared to net income available to common shareholders of $48.8 million, or $3.15 per diluted share, in 2023. Provision for credit losses was $6.2 million in 2024 and $13.7 million in 2023.

Fourth Quarter and Full Year 2024 Key Results:

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Net interest margin was up to 2.91% for the fourth quarter, up two basis points from the linked quarter and up 13 basis points from the year-ago quarter. Full year net interest margin of 2.86% compares to 2.94% in 2023.
•
Net interest income of $41.6 million in the fourth quarter of 2024 increased $952 thousand, or 2.3%, and $1.7 million, or 4.4%, from the linked and year-ago quarters, respectively. Full year net interest income of $163.6 million was down $2.1 million, or 1.3%, from 2023.
•
Total loans were $4.48 billion at December 31, 2024, reflecting an increase of $76.2 million, or 1.7%, during the quarter and an increase of $17.1 million, or 0.4%, during the year. Commercial loans totaled $2.86 billion at December 31, 2024, reflecting an increase of $104.8 million, or 3.8%, during the quarter and an increase of $123.9 million, or 4.5%, during the year.
•
Total deposits were $5.10 billion at December 31, 2024, down $201.9 million, or 3.8%, from September 30, 2024, primarily due to seasonal public deposit outflows, and down $108.2 million, or 2.1%, from the prior year end, driven by a reduction in brokered deposits.
•
Provision for credit losses of $6.5 million in the current quarter was driven by a combination of factors, including the impact of loan growth during the period, an increase in net charge-offs relative to the linked quarter, and higher qualitative factors overall.
•
Allowance for credit losses on loans to total loans was 1.07% at year-end 2024, compared to 1.01% at September 30, 2024 and 1.14% one year prior.
•
The Company reported stable credit quality metrics, as measured by annual net charge-offs to average loans of 0.20% for both 2024 and 2023.

"Our Company navigated an incredibly dynamic 2024, rising above challenges to execute strategic initiatives that position us well not only heading into 2025, but for years to come. Our successful equity offering in the fourth quarter enabled us to undertake a balance sheet restructuring that is expected to contribute meaningfully to earnings, net interest margin, efficiency ratio, return on average assets and the quality of capital moving forward,” said President and Chief Executive Officer Martin K. Birmingham. “We believe these measures will allow us to accelerate operating performance with minimal downside risk, supporting our plans for continued organic growth.”

"While loan growth was modest in 2024, in part reflecting the intentional reduction of our consumer indirect balances that partially offset commercial growth of 4.5% during the year, we remain enthused about organic growth opportunities in our core markets, as we finished 2024 with a strong fourth quarter from a commercial loan production standpoint, and we remain keenly focused on driving credit-disciplined loan growth to ensure the continued strength and stability of our asset quality metrics."

Chief Financial Officer and Treasurer W. Jack Plants II added, "As a result of our strategic actions through the course of the year, from the sale of our insurance subsidiary in April, to our successful and oversubscribed equity offering in December, our regulatory and tangible capital positions improved meaningfully and core operations have strong momentum to start 2025. We reported a common equity tier 1 ratio of 10.88%, up 145 basis points, and a tangible common equity ratio of 8.40%, up 240 basis points, both from year-end 2023. The upsizing of our equity offering provides us ample dry powder that we are committed to deploying thoughtfully, in a way that supports our long-term value creation objectives."

Capital Raise and Subsequent Balance Sheet Restructuring

As previously disclosed, the Company completed an underwritten common stock offering on December 13, 2024. Through the public offering, the Company sold 4,600,000 shares of common stock, 600,000 shares of which were sold pursuant to the exercise of the underwriters' overallotment option. Net proceeds from the capital raise were approximately $108.5 million.

As expected, a portion of the proceeds was used to fund losses associated with a strategic investment securities restructuring. In late December, the Company completed its previously disclosed balance sheet restructuring plan, through which the Bank sold $653.5 million of AFS securities with a weighted average book yield of 1.74% for a pre-tax loss of $100.2 million. The after-tax impact of the loss was approximately $75 million. The Bank utilized net proceeds from the sale of securities to purchase higher-yielding agency wrapped investment securities with a face value of $566.2 million and a weighted average book yield of 5.16%, coupled with an additional $76.4 million of agency wrapped securities with a weighted average yield of 5.45%. Following the transactions, the AFS portfolio has an average duration of approximately 6.2 years and a tax equivalent yield of 4.25%. The cumulative tangible book value earnback from the restructuring is expected to be approximately 3.75 years.

Net Interest Income and Net Interest Margin

Net interest income was $41.6 million for the fourth quarter of 2024, an increase of $1.0 million from the third quarter of 2024 and an increase of $1.7 million from the fourth quarter of 2023.

Average interest-earning assets for the current quarter were $5.72 billion, an increase of $104.1 million from the third quarter of 2024 due to a $72.1 million increase in the average balance of Federal Reserve interest-earning cash, a $19.2 million increase in average loans and a $12.8 million increase in the average balance of investment securities. Average interest-earning assets for the current quarter were $10.9 million lower than the fourth quarter of 2023 due to a $39.9 million decrease in the average balance of investment securities, partially offset by a $19.0 million increase in the average balance of Federal Reserve interest-earning cash and a $10.0 million increase in average loans.

Average interest-bearing liabilities for the current quarter were $4.48 billion, an increase of $76.0 million from the third quarter of 2024, primarily due to a $65.8 million increase in average interest-bearing demand deposits, a $53.4 million increase in average savings and money market deposits, and a $29.3 million increase in average time deposits, partially offset by a $72.6 million decrease in average short-term borrowings. Average interest-bearing liabilities for the fourth quarter of 2024 were $18.3 million lower than the year-ago quarter, due to a $56.5 million decrease in average savings and money market deposits, a $27.8 million decrease in average borrowings, and a $23.3 million decrease in average interest-bearing demand deposits, partially offset by a $89.2 million increase in average time deposits.

Net interest margin was 2.91% in the current quarter as compared to 2.89% in the third quarter of 2024 and 2.78% in the fourth quarter of 2023. The linked quarter expansion was primarily due to a reduction in funding costs that outpaced a reduction in the average yield on interest-earning assets, reflecting the Federal Reserve interest rate cuts in the latter part of 2024 and the repricing of both loans and deposits, along with a reduction in both the average balance and average rate on short-term borrowings. Expansion from the prior year quarter was due to an increase in the average yield on interest-earning assets, as the overall cost of funds remained flat.

Net interest income was $163.6 million for the full year 2024, down $2.1 million from 2023. Net interest margin was 2.86% for the full year 2024, compared to 2.94% for 2023.

Noninterest (Loss) Income

The Company reported a loss for noninterest income of $91.0 million for the fourth quarter of 2024, compared to noninterest income of $9.4 million in the third quarter of 2024 and $15.4 million in the fourth quarter of 2023.

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A net loss on investment securities of $100.1 million was recognized in the fourth quarter of 2024 compared to a net loss of $3.6 million in the fourth quarter of 2023, due to previously disclosed securities portfolio restructurings in both periods.
•
Investment advisory income of $2.6 million was $242 thousand lower than the third quarter of 2024 and $114 thousand lower than the fourth quarter of 2023.
•
Given the previously disclosed insurance subsidiary asset sale on April 1, 2024, the Company recorded insurance income of $3 thousand in both the current and linked quarters, and $1.6 million in the year-ago quarter.
•
Income from company owned life insurance of $1.4 million was flat with the third quarter of 2024 and $7.7 million lower than the fourth quarter of 2023, due to a normalized crediting rate associated with the separate account policies purchased in the fourth quarter of 2023.
•
Income from investments in limited partnerships of $837 thousand was $437 thousand higher than the third quarter of 2024 and $165 thousand higher than the fourth quarter of 2023. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

The Company recorded a loss for noninterest income of $46.7 million for the full year 2024, compared to income of $48.2 million in 2023.

•
A net loss on investment securities of $100.1 million was recognized in 2024, compared to a net loss of $3.6 million in 2023, due to the previously disclosed securities portfolio restructurings in both years.
•
The Company's sale of the assets of its insurance subsidiary generated a $13.7 million gain in 2024. The $4.6 million decline in insurance income year-over-year was also attributable to the transaction.
•
Income from company owned life insurance of $5.5 million was $6.6 million lower than in 2023 due to a normalized crediting rate associated with the separate account policies purchased in the fourth quarter of 2023.

Noninterest Expense

Noninterest expense was $36.4 million in the fourth quarter of 2024, compared to $32.5 million in the third quarter of 2024 and $35.0 million in the fourth quarter of 2023, with the increases over both the linked and prior year periods primarily driven by nonrecurring expenses.

•
Salaries and employee benefits expense of $17.2 million was $1.3 million higher than the third quarter of 2024 and $683 thousand lower than the fourth quarter of 2023. The increase from the linked quarter was primarily due to a $1.3 million nonrecurring settlement accounting adjustment in the Company's pension plan. The year-over-year decrease was primarily due to the timing of the insurance subsidiary asset sale and the Company's previously disclosed fourth quarter 2023 organizational changes.
•
Computer and data processing expense of $6.6 million was $1.3 million higher than the third quarter of 2024 and $1.0 million higher than the fourth quarter of 2023, due to nonrecurring project related expenses.
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FDIC assessments expense of $1.6 million was $459 thousand higher than the linked quarter and $235 thousand higher than the year-ago quarter, primarily due to an increase in the FDIC assessment rate due to the securities loss recognized in the fourth quarter of 2024.
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Other expense of $4.2 million was up $837 thousand and $519 thousand from the linked and year-ago quarters, respectively. The increases from both the linked and year-ago periods were due in part to New York State capital base tax, while the timing of charitable contributions also contributed to the linked quarter variance.

Noninterest expense was $155.9 million for the full year 2024, $18.7 million higher than 2023, driven by the Company's previously disclosed deposit-related fraud event.

•
Salaries and employee benefits expense of $66.1 million decreased $5.8 million from the prior year, reflective of both the timing of the insurance subsidiary asset sale and previously disclosed fourth quarter 2023 organizational changes.
•
Computer and data processing expense of $22.7 million was $2.6 million higher than 2023, primarily due to the Company’s investments in data efficiency and marketing technology.

•
Professional services expense of $7.7 million was $2.4 million higher than 2023, primarily attributable to legal expenses associated with the Company's previously disclosed fraud event.
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Deposit-related charged off items totaled $20.3 million in 2024, up $19.1 million from the prior year, as a result of the previously disclosed fraud matter.
•
Other expense of $15.3 million was up $1.0 million from 2023, primarily due to the previously mentioned New York State capital base tax.

Income Taxes

Income tax benefit was $26.6 million for the fourth quarter of 2024, reflective of the net loss reported for the period, compared to expense of $1.1 million in the third quarter of 2024, and expense of $5.2 million in the fourth quarter of 2023. During the fourth quarter of 2023, the Company incurred additional taxes of approximately $5.4 million associated with the capital gains of the previously mentioned company owned life insurance surrender coupled with a 10% modified endowment contract penalty that is typical of general account surrenders. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the fourth quarter of 2024, third quarter of 2024, and fourth quarter of 2023, resulting in income tax expense reductions of $1.2 million, $1.3 million, and $901 thousand, respectively.

The effective tax rate was -28.8% for the fourth quarter of 2024, 7.4% for the third quarter of 2024, and 34.5% for the fourth quarter of 2023. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax (loss) earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments. The effective tax rate for full year 2024 was -45.7%, reflecting the impact of the previously mentioned securities transaction loss, compared to 20.3% in 2023.

Balance Sheet and Capital Management

Total assets were $6.11 billion at December 31, 2024, down $45.1 million from September 30, 2024, and down $49.7 million from December 31, 2023.

Investment securities were $1.03 billion at December 31, 2024, up $19.0 million from September 30, 2024, and down $8.8 million from December 31, 2023.

Total loans were $4.48 billion at December 31, 2024, an increase of $76.2 million, or 1.7%, from September 30, 2024, and an increase of $17.1 million, or 0.4%, from December 31, 2023.

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Commercial business loans totaled $665.3 million, up $10.8 million, or 1.7%, from September 30, 2024, and down $70.4 million, or 9.6%, from December 31, 2023.
•
Commercial mortgage loans totaled $2.20 billion, up $94.0 million, or 4.5%, from September 30, 2024, and up $194.3 million, or 9.7%, from December 31, 2023.
•
Residential real estate loans totaled $650.2 million, up $2.0 million, or 0.3%, from September 30, 2024, and up $384 thousand, or 0.1%, from December 31, 2023.
•
Consumer indirect loans totaled $845.8 million, down $28.9 million, or 3.3%, from September 30, 2024, and down $103.1 million, or 10.9%, from December 31, 2023.

Total deposits were $5.10 billion at December 31, 2024, down $201.9 million, or 3.8%, from September 30, 2024, and down $108.2 million, or 2.1%, from December 31, 2023. The decrease from September 30, 2024 was primarily the result of a reduction in brokered deposits between periods as well as seasonal outflows of public and reciprocal deposits. The decrease from December 31, 2023 was driven by a reduction in brokered deposits. Public deposit balances represented 21% of total deposits at December 31, 2024, 22% at September 30, 2024 and 20% at December 31, 2023.

Short-term borrowings were $99.0 million at December 31, 2024, compared to $55.0 million at September 30, 2024 and $185.0 million at December 31, 2023. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders' equity was $586.1 million at December 31, 2024, compared to $500.3 million at September 30, 2024, and $454.8 million at December 31, 2023. Both the linked quarter and year-over-year increases were primarily driven by additional paid-in-capital resulting from the common stock capital raise executed in the fourth quarter of 2024 and decreases in accumulated other comprehensive loss between periods following the investment securities restructuring.

Common book value per share was $28.33 at December 31, 2024, a decrease of $2.89, or 9.3%, from $31.22 at September 30, 2024, and a decrease of $0.07, or 0.2%, from $28.40 at December 31, 2023. Tangible common book value per share(1) was $25.31 at December 31, 2024, a decrease of $1.97, or 7.2%, from $27.28 at September 30, 2024, and an increase of $1.62, or 6.8%, from $23.69 at December 31, 2023. Per share data variances were attributable to the higher number of shares outstanding at year-end 2024 as a result of the equity offering. The common equity to assets ratio was 9.31% at December 31, 2024, compared to 7.85% at September 30, 2024, and 7.10% at December 31, 2023. Tangible

common equity to tangible assets(1), or the TCE ratio, was 8.40%, 6.93% and 6.00% at December 31, 2024, September 30, 2024, and December 31, 2023, respectively. The increases in both ratios from the comparable dates were attributable to the aforementioned additional capital and the decrease in accumulated other comprehensive loss.

During the fourth quarter of 2024, the Company declared a common stock dividend of $0.30 per common share, consistent with the linked and prior year quarters.

The Company's regulatory capital ratios at December 31, 2024 improved in comparison to the prior quarter and prior year due in part to the fourth quarter capital raise. All ratios continued to exceed all regulatory capital requirements to be considered well capitalized.

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Leverage Ratio was 9.43% compared to 8.98% and 8.18% at September 30, 2024, and December 31, 2023, respectively.
•
Common Equity Tier 1 Capital Ratio was 10.88% compared to 10.28% and 9.43% at September 30, 2024, and December 31, 2023, respectively.
•
Tier 1 Capital Ratio was 11.21% compared to 10.62% and 9.76% at September 30, 2024, and December 31, 2023, respectively.
•
Total Risk-Based Capital Ratio was 13.60% compared to 12.95% and 12.13% at September 30, 2024, and December 31, 2023, respectively.

Credit Quality

Non-performing loans were $41.4 million, or 0.92% of total loans, at December 31, 2024, as compared to $40.7 million, or 0.93% of total loans, at September 30, 2024, and $26.7 million, or 0.60% of total loans, at December 31, 2023. The increase in non-performing loans from December 31, 2023 was primarily driven by one commercial loan relationship that was placed on nonaccrual during the third quarter of 2024. Net charge-offs were $2.8 million, representing 0.25% of average loans on an annualized basis, for the current quarter, as compared to net charge-offs of $1.7 million, or an annualized 0.15% of average loans, in the third quarter of 2024 and net charge-offs of $4.2 million, or an annualized 0.38%, in the fourth quarter of 2023.

At December 31, 2024, the allowance for credit losses on loans to total loans ratio was 1.07%, compared to 1.01% at September 30, 2024 and 1.14% at December 31, 2023.

Provision for credit losses was $6.5 million in the current quarter, compared to $3.1 million in the linked quarter and $5.3 million in the prior year quarter. Provision for credit losses on loans was $6.1 million in the current quarter, compared to $2.4 million in the third quarter of 2024 and $5.7 million in the fourth quarter of 2023. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled a provision of $321 thousand in the fourth quarter of 2024, a provision of $713 thousand in the third quarter of 2024, and a credit of $403 thousand in the fourth quarter of 2023. The provision for credit losses for the fourth quarter of 2024 was driven by a combination of factors, including the impact of loan growth during the quarter, an increase in net charge-offs as compared to the third quarter, and higher qualitative factors overall.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 116% at December 31, 2024, 110% at September 30, 2024, and 192% at December 31, 2023, with the year-over-year decrease reflective of the higher level of nonperforming loans reported at year-end.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2024, in its Annual Report on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2024, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on January 31, 2025 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 393817. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.1 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "believe," "anticipate," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: additional information regarding the deposit fraudulent activity; changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2024				2023
SELECTED BALANCE SHEET DATA:	December 31,	September 30,	June 30,	March 31,	December 31,
Cash and cash equivalents	$87,321	$249,569	$146,347	$237,038	$124,442
Investment securities:
Available for sale	911,105	886,816	871,635	923,761	887,730
Held-to-maturity, net	116,001	121,279	128,271	143,714	148,156
Total investment securities	1,027,106	1,008,095	999,906	1,067,475	1,035,886
Loans held for sale	2,280	2,495	2,099	504	1,370
Loans:
Commercial business	665,321	654,519	713,947	707,564	735,700
Commercial mortgage–construction	582,619	533,506	518,013	528,694	493,003
Commercial mortgage–multifamily	470,954	467,527	463,171	453,027	452,155
Commercial mortgage–non-owner occupied	857,987	814,392	814,953	798,637	788,515
Commercial mortgage–owner occupied	288,036	290,216	289,733	264,698	271,646
Residential real estate loans	650,206	648,241	647,675	648,160	649,822
Residential real estate lines	75,552	76,203	75,510	75,668	77,367
Consumer indirect	845,772	874,651	894,596	920,428	948,831
Other consumer	42,757	43,734	43,870	45,170	45,100
Total loans	4,479,204	4,402,989	4,461,468	4,442,046	4,462,139
Allowance for credit losses–loans	48,041	44,678	43,952	43,075	51,082
Total loans, net	4,431,163	4,358,311	4,417,516	4,398,971	4,411,057
Total interest-earning assets	5,602,570	5,666,972	5,709,148	5,857,616	5,702,904
Goodwill and other intangible assets, net	60,758	60,867	60,979	72,287	72,504
Total assets	6,111,187	6,156,317	6,131,772	6,298,598	6,160,881
Deposits:
Noninterest-bearing demand	950,351	978,660	939,346	972,801	1,010,614
Interest-bearing demand	705,195	793,996	711,580	798,831	713,158
Savings and money market	1,904,013	2,027,181	2,007,256	2,064,539	2,084,444
Time deposits	1,545,172	1,506,764	1,475,139	1,560,586	1,404,696
Total deposits	5,104,731	5,306,601	5,133,321	5,396,757	5,212,912
Short-term borrowings	99,000	55,000	202,000	133,000	185,000
Long-term borrowings, net	124,842	124,765	124,687	124,610	124,532
Total interest-bearing liabilities	4,405,912	4,507,706	4,520,662	4,681,566	4,511,830
Shareholders’ equity	586,108	500,342	467,667	445,734	454,796
Common shareholders’ equity	568,823	483,050	450,375	428,442	437,504
Tangible common equity (1)	508,065	422,183	389,396	356,155	365,000
Accumulated other comprehensive loss	$(52,604)	$(102,029)	$(125,774)	$(126,264)	$(119,941)

Common shares outstanding	20,077	15,474	15,472	15,447	15,407
Treasury shares	623	625	627	653	692
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	9.43%	8.98%	8.61%	8.03%	8.18%
Common equity Tier 1 capital ratio	10.88%	10.28%	10.03%	9.43%	9.43%
Tier 1 capital ratio	11.21%	10.62%	10.36%	9.76%	9.76%
Total risk-based capital ratio	13.60%	12.95%	12.65%	12.04%	12.13%
Common equity to assets	9.31%	7.85%	7.34%	6.80%	7.10%
Tangible common equity to tangible assets (1)	8.40%	6.93%	6.41%	5.72%	6.00%

Common book value per share	$28.33	$31.22	$29.11	$27.74	$28.40
Tangible common book value per share (1)	$25.31	$27.28	$25.17	$23.06	$23.69

1.
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Year Ended		2024				2023
	December 31,		Fourth	Third	Second	First	Fourth
SELECTED INCOME STATEMENT DATA:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$313,231	$286,133	$78,119	$77,911	$78,788	$78,413	$76,547
Interest expense	149,642	120,418	36,486	37,230	37,595	38,331	36,661
Net interest income	163,589	165,715	41,633	40,681	41,193	40,082	39,886
Provision (benefit) for credit losses	6,150	13,681	6,461	3,104	2,041	(5,456)	5,271
Net interest income after provision (benefit) for credit losses	157,439	152,034	35,172	37,577	39,152	45,538	34,615
Noninterest (loss) income:
Service charges on deposits	4,233	4,625	1,074	1,103	979	1,077	1,168
Insurance income	2,144	6,708	3	3	4	2,134	1,615
Card interchange income	7,855	8,220	2,045	1,900	2,008	1,902	2,080
Investment advisory	10,713	10,955	2,555	2,797	2,779	2,582	2,669
Company owned life insurance	5,487	12,106	1,425	1,404	1,360	1,298	9,132
Investments in limited partnerships	2,382	1,783	837	400	803	342	672
Loan servicing	716	479	295	88	158	175	84
Income (loss) from derivative instruments, net	726	1,350	(37)	212	377	174	(68)
Net gain on sale of loans held for sale	618	566	186	220	124	88	217
Net loss on investment securities	(100,055)	(3,576)	(100,055)	-	-	-	(3,576)
Net gain (loss) on other assets	13,614	(6)	(19)	138	13,508	(13)	(37)
Net (loss) gain on tax credit investments	(775)	(252)	(636)	(170)	406	(375)	(207)
Other	5,661	5,286	1,291	1,345	1,508	1,517	1,619
Total noninterest (loss) income	(46,681)	48,244	(91,036)	9,440	24,014	10,901	15,368
Noninterest expense:
Salaries and employee benefits	66,126	71,889	17,159	15,879	15,748	17,340	17,842
Occupancy and equipment	14,361	14,798	3,791	3,370	3,448	3,752	3,739
Professional services	7,702	5,259	1,571	1,965	1,794	2,372	1,415
Computer and data processing	22,689	20,110	6,608	5,353	5,342	5,386	5,562
Supplies and postage	1,935	1,873	504	519	437	475	455
FDIC assessments	5,284	4,902	1,551	1,092	1,346	1,295	1,316
Advertising and promotions	1,573	1,926	465	371	440	297	370
Amortization of intangibles	552	910	109	112	114	217	221
Deposit-related charged-off items	20,341	1,201	354	410	398	19,179	223
Restructuring charges	35	114	35	-	-	-	188
Other	15,286	14,243	4,235	3,398	3,953	3,700	3,716
Total noninterest expense	155,884	137,225	36,382	32,469	33,020	54,013	35,047
(Loss) income before income taxes	(45,126)	63,053	(92,246)	14,548	30,146	2,426	14,936
Income tax (benefit) expense	(20,604)	12,789	(26,559)	1,082	4,517	356	5,156
Net (loss) income	(24,522)	50,264	(65,687)	13,466	25,629	2,070	9,780
Preferred stock dividends	1,459	1,459	365	365	364	365	365
Net (loss) income available to common shareholders	$(25,981)	$48,805	$(66,052)	$13,101	$25,265	$1,705	$9,415
FINANCIAL RATIOS:
Earnings (loss) per share–basic	$(1.66)	$3.17	$(4.02)	$0.85	$1.64	$0.11	$0.61
Earnings (loss) per share–diluted	$(1.66)	$3.15	$(4.02)	$0.84	$1.62	$0.11	$0.61
Cash dividends declared on common stock	$1.20	$1.20	$0.30	$0.30	$0.30	$0.30	$0.30
Common dividend payout ratio	-72.29%	37.85%	-7.46%	35.29%	18.29%	272.73%	49.18%
Dividend yield (annualized)	4.40%	5.63%	4.37%	4.69%	6.25%	6.41%	5.59%
Return on average assets (annualized)	-0.40%	0.83%	-4.27%	0.89%	1.68%	0.13%	0.63%
Return on average equity (annualized)	-5.15%	11.86%	-50.51%	11.08%	22.93%	1.83%	9.28%
Return on average common equity (annualized)	-5.66%	12.01%	-52.54%	11.18%	23.51%	1.57%	9.31%
Return on average tangible common equity (annualized) (1)	-6.58%	14.64%	-59.82%	12.87%	27.51%	1.88%	11.37%
Efficiency ratio (2)	71.75%	62.96%	71.74%	64.70%	50.58%	105.77%	59.48%
Effective tax rate	-45.7%	20.3%	-28.8%	7.4%	15.0%	18.7%	34.5%

1.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
2.
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Year Ended		2024				2023
	December 31,		Fourth	Third	Second	First	Fourth
SELECTED AVERAGE BALANCES:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$115,635	$80,415	$121,530	$49,476	$134,123	$158,075	$102,487
Investment securities (1)	1,171,083	1,249,928	1,159,863	1,147,052	1,194,808	1,182,993	1,199,766
Loans:
Commercial business	689,585	698,861	658,038	673,830	704,272	722,720	702,222
Commercial mortgage–construction	509,461	364,967	558,200	513,768	495,177	470,115	438,768
Commercial mortgage–multifamily	465,244	461,954	458,691	467,801	466,501	468,028	467,226
Commercial mortgage–non-owner occupied	837,495	837,860	843,034	826,275	837,209	843,526	840,226
Commercial mortgage–owner occupied	270,646	243,574	288,502	285,061	260,495	248,172	249,013
Residential real estate loans	648,604	612,767	649,549	647,844	648,099	648,921	640,955
Residential real estate lines	75,951	76,350	76,164	75,671	75,575	76,396	76,741
Consumer indirect	894,720	997,538	858,854	881,133	905,056	934,380	965,571
Other consumer	45,790	28,741	43,333	43,789	44,552	51,535	43,664
Total loans	4,437,496	4,322,612	4,434,365	4,415,172	4,436,936	4,463,793	4,424,386
Total interest-earning assets	5,724,214	5,652,955	5,715,758	5,611,700	5,765,867	5,804,861	5,726,639
Goodwill and other intangible assets, net	64,247	72,965	60,824	60,936	62,893	72,409	72,628
Total assets	6,129,414	6,025,383	6,121,385	6,018,390	6,153,429	6,225,760	6,127,190
Interest-bearing liabilities:
Interest-bearing demand	734,731	818,541	757,221	691,412	741,006	749,512	780,546
Savings and money market	2,012,215	1,781,776	1,992,360	1,938,935	2,036,772	2,081,815	2,048,822
Time deposits	1,511,507	1,477,596	1,545,071	1,515,745	1,505,665	1,479,133	1,455,867
Short-term borrowings	126,192	186,910	56,513	129,130	140,110	179,747	84,587
Long-term borrowings, net	124,679	121,903	124,795	124,717	124,640	124,562	124,484
Total interest-bearing liabilities	4,509,324	4,386,726	4,475,960	4,399,939	4,548,193	4,614,769	4,494,306
Noninterest-bearing demand deposits	953,341	1,030,648	947,127	952,970	950,819	962,522	1,006,465
Total deposits	5,211,794	5,108,561	5,241,779	5,099,062	5,234,262	5,272,982	5,291,700
Total liabilities	5,652,983	5,601,697	5,603,999	5,535,112	5,703,929	5,770,725	5,708,861
Shareholders’ equity	476,431	423,686	517,386	483,278	449,500	455,035	418,329
Common equity	459,139	406,394	500,096	465,986	432,208	437,743	401,037
Tangible common equity (2)	394,892	333,429	439,272	405,050	369,315	365,334	328,409
Common shares outstanding:
Basic	15,683	15,376	16,415	15,464	15,444	15,403	15,393
Diluted	15,683	15,475	16,415	15,636	15,556	15,543	15,511
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities (3)	2.20%	1.92%	2.38%	2.14%	2.17%	2.09%	2.03%
Loans	6.36%	5.98%	6.28%	6.42%	6.40%	6.33%	6.21%
Total interest-earning assets	5.48%	5.07%	5.45%	5.53%	5.50%	5.43%	5.32%
Interest-bearing demand	1.18%	0.87%	1.34%	1.05%	1.18%	1.11%	1.26%
Savings and money market	3.03%	2.32%	2.94%	3.07%	3.01%	3.08%	3.01%
Time deposits	4.66%	3.98%	4.53%	4.72%	4.72%	4.68%	4.57%
Short-term borrowings	2.67%	3.69%	0.15%	2.64%	2.75%	3.42%	1.38%
Long-term borrowings, net	5.03%	5.06%	5.03%	5.03%	5.02%	5.02%	5.05%
Total interest-bearing liabilities	3.32%	2.75%	3.24%	3.37%	3.32%	3.34%	3.24%
Net interest rate spread	2.16%	2.32%	2.21%	2.16%	2.18%	2.09%	2.08%
Net interest margin	2.86%	2.94%	2.91%	2.89%	2.87%	2.78%	2.78%

1.
Includes investment securities at adjusted amortized cost.
2.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
3.
The interest on tax-exempt securities is calculated on a tax-equivalent basis assuming a Federal income tax rate of 21%.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Year Ended		2024				2023
	December 31,		Fourth	Third	Second	First	Fourth
ASSET QUALITY DATA:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$51,082	$45,413	$44,678	$43,952	$43,075	$51,082	$49,630
Net loan charge-offs (recoveries):
Commercial business	98	(109)	131	(3)	7	(37)	(50)
Commercial mortgage–construction	-	980	-	-	-	-	980
Commercial mortgage–multifamily	12	-	-	13	-	-	-
Commercial mortgage–non-owner occupied	(8)	(875)	(5)	(1)	(1)	(1)	13
Commercial mortgage–owner occupied	(4)	(70)	(1)	(2)	(2)	-	-
Residential real estate loans	95	89	(4)	(1)	96	4	22
Residential real estate lines	-	41	-	-	-	-	-
Consumer indirect	7,927	7,595	2,557	1,553	844	2,973	3,174
Other consumer	566	893	100	106	178	182	82
Total net charge-offs (recoveries)	8,686	8,544	2,778	1,665	1,122	3,121	4,221
Provision for credit losses – loans	5,645	14,213	6,141	2,391	1,999	(4,886)	5,673
Ending balance	$48,041	$51,082	$48,041	$44,678	$43,952	$43,075	$51,082

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.01%	-0.02%	0.80%	0.00%	0.00%	-0.02%	-0.03%
Commercial mortgage–construction	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.20%
Commercial mortgage–multifamily	0.00%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%
Commercial mortgage–non-owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Residential real estate loans	0.01%	0.01%	0.00%	0.00%	0.06%	0.00%	0.01%
Residential real estate lines	0.00%	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer indirect	0.89%	0.76%	1.18%	0.70%	0.38%	1.28%	1.30%
Other consumer	1.23%	3.11%	0.91%	0.95%	1.62%	1.41%	0.75%
Total loans	0.20%	0.20%	0.25%	0.15%	0.10%	0.28%	0.38%

Supplemental information (1)
Non-performing loans:
Commercial business	$5,609	$5,664	$5,609	$5,752	$5,680	$5,956	$5,664
Commercial mortgage–construction	20,280	5,320	20,280	20,280	4,970	5,320	5,320
Commercial mortgage–multifamily	-	189	-	71	183	185	189
Commercial mortgage–non-owner occupied	4,773	4,651	4,773	4,903	4,919	4,929	4,651
Commercial mortgage–owner occupied	354	403	354	366	380	392	403
Residential real estate loans	6,918	6,364	6,918	5,790	5,961	6,797	6,364
Residential real estate lines	253	221	253	232	183	235	221
Consumer indirect	3,157	3,814	3,157	3,291	2,897	2,880	3,814
Other consumer	62	34	62	57	36	36	34
Total non-performing loans	41,406	26,660	41,406	40,742	25,209	26,730	26,660
Foreclosed assets	60	142	60	109	63	140	142
Total non-performing assets	$41,466	$26,802	$41,466	$40,851	$25,272	$26,870	$26,802

Total non-performing loans to total loans	0.92%	0.60%	0.92%	0.93%	0.57%	0.60%	0.60%
Total non-performing assets to total assets	0.68%	0.44%	0.68%	0.66%	0.41%	0.43%	0.44%
Allowance for credit losses–loans to total loans	1.07%	1.14%	1.07%	1.01%	0.99%	0.97%	1.14%
Allowance for credit losses–loans to non-performing loans	116%	192%	116%	110%	174%	161%	192%

1.
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Year Ended		2024				2023
	December 31,		Fourth	Third	Second	First	Fourth
	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,111,187	$6,156,317	$6,131,772	$6,298,598	$6,160,881
Less: Goodwill and other intangible assets, net			60,758	60,867	60,979	72,287	72,504
Tangible assets			$6,050,429	$6,095,450	$6,070,793	$6,226,311	$6,088,377

Ending tangible common equity:
Common shareholders’ equity			$568,823	$483,050	$450,375	$428,442	$437,504
Less: Goodwill and other intangible assets, net			60,758	60,867	60,979	72,287	72,504
Tangible common equity			$508,065	$422,183	$389,396	$356,155	$365,000

Tangible common equity to tangible assets (1)			8.40%	6.93%	6.41%	5.72%	6.00%

Common shares outstanding			20,077	15,474	15,472	15,447	15,407
Tangible common book value per share (2)			$25.31	$27.28	$25.17	$23.06	$23.69

Average tangible assets:
Average assets	$6,129,414	$6,025,383	$6,121,385	$6,018,390	$6,153,429	$6,225,760	$6,127,190
Less: Average goodwill and other intangible assets, net	64,247	72,965	60,824	60,936	62,893	72,409	72,628
Average tangible assets	$6,065,167	$5,952,418	$6,060,561	$5,957,454	$6,090,536	$6,153,351	$6,054,562

Average tangible common equity:
Average common equity	$459,139	$406,394	$500,096	$465,986	$432,208	$437,743	$401,037
Less: Average goodwill and other intangible assets, net	64,247	72,965	60,824	60,936	62,893	72,409	72,628
Average tangible common equity	$394,892	$333,429	$439,272	$405,050	$369,315	$365,334	$328,409

Net (loss) income available to common shareholders	$(25,981)	$48,805	$(66,052)	$13,101	$25,265	$1,705	$9,415
Return on average tangible common equity (3)	-6.58%	14.64%	-59.82%	12.87%	27.51%	1.88%	11.37%

1.
Tangible common equity divided by tangible assets.
2.
Tangible common equity divided by common shares outstanding.
3.
Net income available to common shareholders (annualized) divided by average tangible common equity.